Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

June 04, 2012

Contact:
Michael Larrowe	John Paul Houston
President and CEO	Chairman
Bank of Floyd	Bank of Floyd
(540) 745-5210	(540) 745-3574

Bank of Floyd names Larrowe president, CEO;

New director Houston elected chairman

Corporate board demonstrates strong support for Larrowe

FLOYD, Va. – The Boards of Directors for Cardinal Bankshares Corporation and the Bank of Floyd has named former Executive Vice President Michael Larrowe president and chief executive officer of both organizations. In addition, Larrowe will serve as a director on both boards.

In a separate action, John Paul Houston, one of three new directors elected in a proxy contest won by shareholders seeking change, has been named chairman of both boards. The five-member boards include Houston and Larrowe, newly elected T. Mauyer Gallimore and James W. Shortt, and incumbent Dr. Joseph H. Conduff.

Incumbents Kevin D. Mitchell and G. Harris Warner, Jr. were re-elected but immediately resigned after expressing concerns over the future effectiveness of the corporate board. However, Chairman Houston said that the corporate board – with three members representing the new guard and two the old guard – is singularly focused and prepared to work as a group to improve areas of the bank that will benefit local investors, customers, employees and the community.

“We were elected because shareholders believed that the right people could make a good bank better,” Houston said. “That is our promise to shareholders. The individual to lead us in that direction is Mike Larrowe, who has proven himself over and over during his banking career as someone with an extraordinary range of skills and experience. Mike is exactly what our bank needs.”

Larrowe, who joined the Bank of Floyd last year as the bank’s No. 2 executive, succeeds former president and CEO Leon Moore pursuant to the organization’s succession plan. With more than 30 years service in the financial industry, Larrowe’s career is an accumulation of experience he earned in executive roles with several banks and as a financial consultant working with more than 100 community banks. In those capacities, Larrowe was responsible for Management Advisory Services, Strategic Planning, Information Technology and Credit Advisory Services.

As recently as early 2011, Larrowe served as chief administrative officer and executive vice president for Waccamaw Bank in Whiteville, N.C. He was also chief operating officer and executive vice-chairman of the Bank of the Carolinas in Mocksville, N.C. before also being named its chief financial officer.

Larrowe also served the public accounting firm of Elliott Davis, LLC as a regional managing shareholder and as the company’s vice-chair of the Financial Institutions Group. His experience includes extensive knowledge in GAAP (Generally Accepted Accounting Practices) and SEC (Security Exchange Commission) policies.

“Our management team and the board have already begun to work as one to identify what course of action we need to take to make our bank even more successful,” said Larrowe, a certified public accountant and a graduate of Virginia Tech with degrees in accounting and corporate finance. “We have also begun to evaluate our credit and underwriting processes so that we’ll be able to significantly shorten our response time for loan requests.”

Larrowe, a frequent guest speaker to a number of state banking associations on a range of topics, understands the importance of working closely with clients. He founded Larrowe & Company, which grew to 35 employees providing accounting services to approximately 45 banking clients before it eventually merged with Elliott Davis, LLC. Larrowe is a graduate of the National School of Banking and McIntire School of Commerce at the University of Virginia in Charlottesville.

Chairman Houston says it may surprise some how well the new leadership and the new board are coming together.

“We want our customers to be fans of our bank, to be passionate about banking with us and to know just how much we care about them and appreciate their business,” Houston said. “Our bank means a great deal to us personally and to the community as well, yet at the end of the day, it’s about taking the appropriate steps to ensure our independence as a bank and the continued success of our shareholders, customers and employees.”

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